Exhibit 99.14

EXECUTION VERSION

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of 6 April, 2022 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement” or “Agreement”), among GenTao Capital Limited (with company number 1759132), a BVI business company incorporated under the laws of the British Virgin Islands with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Pledgor” or “Borrower”), and Bold Ally (Cayman) Limited, as lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, reference is made to that certain Term Loan Facility Agreement dated as of August 19, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Facility Agreement”), among the Pledgor as borrower, Beacon Capital Group Inc., Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. and Chen Sheng as Guarantor and the Lender;

WHEREAS, reference is further made to (i) that certain Deposit Agreement, dated as of April 20, 2011, as amended and supplemented from time to time (the “Deposit Agreement”), by and among VNET Group, Inc. (f.k.a. 21Vianet Group, Inc.), an exempted company incorporated under the laws of the Cayman Islands with company number 232198 and registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Listco”), Citibank, N.A., a national banking association (the “Depositary”), and the holders and beneficial owners from time to time of American Depositary Shares (“ADSs”) issued thereunder from time to time, and (ii) that certain letter agreement dated as of July 24, 2012 (the “Restricted ADS Side Letter”) between Listco and the Depositary providing for procedures to enable Affiliates of Listco to hold class A ordinary shares of Listco (“Shares”) that constitute Restricted Securities as Restricted ADSs (each as defined in the Deposit Agreement);

WHEREAS, pursuant to the Facility Agreement, the Lender has extended US$50,250,000 in initial Loans to the Borrower prior to the date hereof, and may agree to, among other things, make one or more incremental Loans to the Borrower, in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Facility Agreement and pursuant to an Equitable Share Mortgage dated as of August 19, 2021 (the “Share Mortgage”), the Borrower has pledged to the Lender 48,515,635 Shares (the “Pledged Shares”), such constituting all of the Shares owned by the Borrower as of the date hereof;

WHEREAS, the Borrower is an Affiliate of Listco, and as such the Pledged Shares are subject to the procedures specified in the Restricted ADS Side Letter;

WHEREAS, in accordance with clause 20.25 of the Facility Agreement, the Lender has required that the Borrower deposit 48,515,634 of the Pledged Shares with the Depositary in accordance with the Deposit Agreement and the Restricted ADS Side Letter, thereby converting 48,515,634 of the Pledged Shares to the Restricted ADSs described on Schedule 1 hereto (such Restricted ADSs, together with any ADSs (whether or not Restricted ADSs) pledged by the Pledgor to the Lender after the date hereof, referred to collectively herein as the “Pledged Securities”);

WHEREAS, pursuant to paragraph (b) of Clause 20.25 of the Facility Agreement, the Borrower has agreed to, among other things, procure that all of the Pledged Securities are issued in the name of the Lender for the benefit of the Borrower and are subject to Transaction Security;

NOW, THEREFORE, the Pledgor hereby agrees with the Lender as follows:

1.      Defined Terms.

(a)      Unless otherwise defined herein, capitalized terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement. Any term used herein without definition that is defined in the UCC has the meaning given to it in the UCC.

“Bankruptcy Code” shall mean, Title 11 of the United States Code entitled “Bankruptcy”, as may be amended and any successor replacement statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, or any other U.S. or other foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, winding-up, dissolution, reorganization, administration or relief of debtors in effect in its jurisdiction of organization or incorporation, in each case as now or hereafter in effect, or any successor thereto.

“Borrower” shall have the meaning provided in the preamble hereto.

“Collateral” shall have the meaning provided in Section 2.

“Designated Financial Institutions” shall mean one or more financial institutions designated by the Pledgor pursuant to Section 11.

“Lender” shall have the meaning provided in the preamble hereto.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Obligations” shall mean all present and future obligations and liabilities of the Obligors (or any of them) in favor of the Lender under the Facility Agreement, this Pledge Agreement, and other Finance Documents (or any of them) (as amended, restated, supplemented and/or novated from time to time), whether actual or contingent and whether owed or incurred alone or jointly and/or severally with another and as principal or as surety or in any other capacity or of any nature.

“Permitted Liens” shall have the meaning given to the term “Permitted Security” under the Facility Agreement.

“Person” shall have the meaning given to the term “person” under the Facility Agreement.

“Pledge Agreement” shall have the meaning provided in the preamble hereto.

“Pledged Securities” shall have the meaning provided in the recitals hereto.

“Pledgor” shall have the meaning provided in the preamble hereto.

“Security Interest” shall have the meaning provided in Section 2.

“Termination Date” shall have the meaning ascribed thereto in Section 13(a).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

(b)      Paragraphs (a) to (f) of Clause 2.1 of the Facility Agreement are incorporated herein by reference, mutatis mutandis.

(c)      Unless a contrary indication appears, any reference to a “Section”, a “Sub-Section” or a “Schedule” is a reference to a Section, a Sub-Section or a Schedule to this Pledge Agreement.

(d)      The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision thereof.

(e)      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

(f)      Designation. This Pledge Agreement is a Finance Document and a Security Document.

2.      Grant of Security. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations, the Pledgor hereby collaterally assigns and pledges to the Lender, and grants to the Lender, a Lien on and a security interest in (the “Security Interest”) all of the Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”):

(a)      the Pledged Securities, including the certificates or receipts representing such Pledged Securities and the entries on the books of the issuer of the Pledged Securities or any financial intermediary or depositary pertaining to the Pledged Securities and, subject to Section 7(b), all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities; and

(b)      to the extent not covered by clause (a) above, all proceeds of any or all of the items set forth in clause (a) above.

3.      Delivery of the Collateral. All Collateral in the form of ADSs shall on the date of this Pledge Agreement (and with respect to Collateral in the form of ADSs pledged after the date of this Pledge Agreement, on such date of the conversion from Shares and pledge thereof (or such longer period as the Lender may agree)) be registered in the name of the Lender and held by the Lender for the benefit of the Borrower. All certificates, instruments, account statements or other documents, if any, representing or evidencing the Collateral together with a certified true copy of an extract of the register of members of Listco showing that the Pledged Shares has been registered in the name of the Depositary or its nominee as required under this Section 3 shall on or before the date of this Pledge Agreement (and with respect to the Pledged Securities converted and pledged (pursuant to the Facility Agreement) after the date of this Pledge Agreement, on the day of the conversion from Shares and pledge thereof (or such longer period as the Lender may agree)), be delivered to and held by or on behalf of the Lender pursuant hereto to the extent required by the Facility Agreement. Without limiting the foregoing, the Lender shall have the right, at any time on or after the date of this Pledge Agreement, to register in the name of the Lender or any of its nominees any or all of the Pledged Securities, regardless of the occurrence or continuance of any Event of Default.

4.      Representations and Warranties. The Pledgor represents and warrants as follows:

(a)      Schedule 1 hereto (i) correctly represents as of the date of this Pledge Agreement the registered holder, the beneficial owner and the number and class of all Pledged Securities and (ii) together with the comparable schedule to each supplement hereto, includes all ADSs pledged by the Pledgor, all of which constitutes Collateral hereunder.

(b)      The Pledgor is the beneficial owner of the Collateral pledged or collaterally assigned by the Pledgor hereunder free and clear of any Lien, except for Permitted Liens (including the Liens created by the Security Documents).

(c)      As of the date of this Pledge Agreement, the Pledged Securities pledged by the Pledgor hereunder have been duly authorized and validly issued and are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer.

(d)      The execution and delivery by the Pledgor of this Pledge Agreement and the pledge of the Collateral by the Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, upon the completion of the registration referred to in Section 6(b)(iii) and the filing of a UCC financing statement in the appropriate office of the jurisdiction of organization of the Pledgor and/or delivery of such Collateral to, and continued possession in the State of New York by, the Lender, and/or exclusive control (within the meaning of Sections 8-106 and 9-106 of the UCC) over the Pledged Securities, which the parties acknowledge the Lender has as of the date of this Pledge Agreement, shall constitute a fully perfected first priority Lien on and security interest in the Collateral, securing the payment and performance of the Obligations, in favor of the Lender, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

(e)      The Pledgor has the corporate or other organizational power and authority to pledge all the Collateral pledged by the Pledgor pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

5.      Control over the Pledged Securities; Power of Attorney. The Pledgor acknowledges and agrees that up to and until the Termination Date, the Lender will have sole control (within the meaning of Sections 8-106 and 9-106 of the UCC) over all Pledged Securities. The Pledgor hereby confirms that it has irrevocably authorized and directed, or will irrevocably authorize and direct, the Depositary to register all Pledged Securities in the name of the Lender for the benefit of the Borrower. In addition to other powers of attorney contained herein, subject to Section 9, the Pledgor hereby designates and appoints the Lender and each of its designees or agents as attorney-in-fact of the Pledgor , irrevocably and with power of substitution, with authority to take any and all action with respect to the Pledged Securities subject to the provisions of the Facility Agreement and this Pledge Agreement.

6.      Further Assurances.

(a)      The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, deeds of trust and other documents), which may be required under any applicable law, or which the Lender may request, in order (x) to grant, preserve, evidence, perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the validity and priority thereof), or otherwise to give effect to the intent of this Pledge Agreement, or (y) to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. The Pledgor hereby irrevocably authorizes the Lender and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with prior written notice to the Pledgor, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Lender determines appropriate to perfect the Security Interest of the Lender under this Pledge Agreement.

(b)      The Pledgor shall:

(i)      promptly after the execution of this Pledge Agreement, instruct its British Virgin Islands registered agent to create and maintain a register of charges for the Pledgor in accordance with section 162 of the BVI Act (the “Register of Charges”) to the extent that this has not already been done;

(ii)      promptly after the execution of this Pledge Agreement, enter particulars as required by the BVI Business Companies Act (As Revised) (“BVI Act”) of the security created pursuant to this Pledge Agreement in the Register of Charges and promptly after entry of such particulars has been made, and in any event within five Business Days of the date of this Pledge Agreement, provide the Lender with a certified true copy of the updated Register of Charges;

(iii)      effect registration, or assist the Lender in effecting registration, of this Pledge Agreement with the Registrar of Corporate Affairs pursuant to section 163 of the BVI Act by making the required filing or assisting the Lender in making the required filing in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Lender that such filing has been made within three Business Days after the date this Pledge Agreement is entered into; and

(iv)      if the registration referred to in paragraph (iii) above is not being effected by or on behalf of the Lender, promptly on receipt, and in any event within 21 days of the date of this Pledge Agreement, deliver or procure to be delivered to the Lender, the certificate of registration of charge issued by the Registrar of Corporate Affairs and the filed stamped copy of the Register of Charges containing the relevant particulars of the security created by this Pledge Agreement.

7.      Voting Rights; Dividends and Distributions; Etc.

(a)      So long as no Event of Default shall have occurred and be continuing:

(i)      The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Finance Documents, provided that no voting or other right shall be exercised or action taken that would reasonably be expected to have the effect of materially and adversely impairing the interests of the Lender in respect of the Collateral.

(ii)      The Lender shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 7(a)(i).

(b)      Subject to Section 7(c), so long as no Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and retain and use, free and clear of the Liens created by any Security Document, any and all dividends or distributions paid in respect of the Collateral to the extent permitted by the Facility Agreement, as applicable, and all payments received by the Lender in respect of the Collateral (less the amount of any of the Depositary’s fees and related charges) shall be received for the benefit of the Pledgor and shall be forthwith delivered to the bank account opened in the name of the Pledgor with details specified in Schedule 2 hereto or as the Pledgor may notify the Lender in writing from time to time in substantially the same form as so received (with any necessary endorsement); provided, however, that any and all noncash dividends or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding ADSs or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be Collateral and, as applicable, shall be forthwith delivered to the Lender to hold as, Collateral, shall be registered in the name of the Lender, or shall, if received by the Pledgor, be received for the benefit of the Lender, be segregated from the other property or funds of the Pledgor and, if certificated, be forthwith delivered to the Lender as Collateral in substantially the same form as so received (with any necessary endorsement). So long as no Event of Default has occurred and is continuing, the Lender shall, at the Pledgor’s expense, promptly (upon receipt of a written request) deliver to the Pledgor any Collateral in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Collateral permitted by the Facility Agreement.

(c)      Following the occurrence and during the continuance of an Event of Default,

(i)      all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Lender, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default;

(ii)      all rights of the Pledgor to receive the dividends or distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Lender, which shall thereupon have the sole right to receive and hold as Collateral such dividends and distributions during the continuance of such Event of Default;

(iii)      all dividends and distributions that are received by the Pledgor contrary to the provisions of Section 7(b) shall be received for the benefit of the Lender and segregated from other property or funds of the Pledgor and shall promptly be delivered to the Lender as Collateral in substantially the same form as so received (with any necessary endorsements), and the Pledgor shall pay to the Depositary the amount of any of the Depositary’s fees and related charges (and in the case such fees and related charges are deducted from the dividends and distributions referred to in this paragraph (iii), directly to the Lender); and

(iv)      in order to permit the Lender to receive all dividends and distributions to which it may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i) above, and to receive all dividends and distributions that it may be entitled to under Sections 7(c)(ii) and (c)(iii) above, the Pledgor shall from time to time execute and deliver to the Lender, appropriate proxies, dividend payment orders and other instruments as the Lender may request in writing.

8.      Transfers and Other Liens; Additional Collateral; Etc. The Pledgor shall:

(a)      not (i) except as permitted by the Facility Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for Permitted Liens, including the Liens created by any Security Document; and

(b)      use best efforts to defend its and the Lender’s title or interest in and to all of the Collateral against any and all Liens (other than Permitted Liens, including the Liens created by any Security Document), however arising, and any and all Persons (other than holders of Permitted Liens) whomsoever (except to the extent that the Lender and the Pledgor agree that the cost of such defense outweighs the benefit to the Lender thereof).

9.      Lender Appointed Attorney-in-Fact. The Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the release of the Pledgor hereunder pursuant to Section 13, the Lender as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, to take any action and to execute any instrument, in each case solely after the occurrence and during the continuance of an Event of Default (and without any prior written notice to the Pledgor that the Lender intends to take such action), that the Lender may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend or distribution payment in respect of the Collateral or any part thereof and to give full discharge for the same.

10.      The Lender’s Duties. The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Securities, whether or not the Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property. The Lender shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Lender’s Lien thereon, or any certificate prepared in connection therewith, nor shall the Lender be responsible or liable for any failure to monitor or maintain any portion of the Collateral.

11.      Remedies. If any Event of Default shall have occurred and be continuing:

(a)      Where (i) such Event of Default is not an Event of Default described in clauses 21.6 or 21.7 of the Facility Agreement, or any circumstances have arisen causing the provision of notice to the Pledgor to be stayed; and (ii) the Pledgor has, prior to the occurrence of such Event of Default, designated one or more Designated Financial Institutions to the Lender in writing, the Lender may, at any time after the occurrence of such Event of Default, by written notice to the Pledgor (“Purchase Notice”), offer to the Designated Financial Institution(s) to sell all (and not part) of the Pledged Securities in Restricted ADS form (the “Offered Transaction”). The Purchase Notice shall contain the price and such other terms as may be determined by the Lender in commercially reasonable manner (irrespective of the impact of any such sales on the market price of the Collateral). The Designated Financial Institution(s) shall, within five (5) Business Days after the date of the Purchase Notice (the “Offer Expiry Deadline”), consummate the Offered Transaction by settlement in cash (or such other form of settlement designated by the Lender in the Purchase Notice). The Lender is only required to send one Purchase Notice, and after the Offer Expiry Deadline, will not be required to send another Purchase Notice prior to selling the Collateral (in whole or in part) or otherwise exercising its rights under Section 11(b) below. The Lender will not be required to remove the restrictions from the Restricted ADSs and, if the Designated Financial Institution accepts the offer set forth in the Purchase Notice, the Lender will only be required to sell to such Designated Financial Institution pursuant to a transaction that is registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or that is exempt from, or not subject to, the registration requirements of the Securities Act. The designation of the Designated Financial Institution will only be valid if designation is in writing and contains the contact details of a person at the Designated Financial Institution who should receive the Purchase Notice.

(b)      Where either condition set out in paragraphs (a)(i) and (a)(ii) above is not satisfied, or if the Offered Transaction is not consummated on or before the Offer Expiry Deadline in accordance with paragraph (a) above, the Lender may at any time thereafter exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law (whether or not the UCC applies to the affected Collateral) and also may without any prior notice to the Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable (to the extent required by applicable law) irrespective of the impact of any such sales on the market price of the Collateral. The Lender shall be authorized at any such sale of Pledged Securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Lender shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Lender shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Lender may pay the purchase price by crediting the amount thereof against the Obligations; provided that any such purchase by the Lender of the Collateral in a private sale must be for a purchase price equal to the prevailing public price of the Collateral. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least five (5) days’ prior written notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Pledgor hereby waives any claim against the Lender arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Lender accepts the first offer received and does not offer such Collateral to more than one offeree. The Lender may sell the Collateral without giving any warranties as to the Collateral. The Lender may specifically disclaim or modify any warranties of title or the like. The Lender shall have no obligation to marshal any of the Collateral.

(c)      The Lender shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt to repay the Obligations, and where such proceeds are insufficient to discharge all Obligations in the order set forth in Clause 25.4 of the Facility Agreement.

(d)      All payments received by the Lender in respect of the Collateral after the occurrence and during the continuance of an Event of Default, shall be received for the benefit of the Lender.

(e)      Upon any sale of the Collateral by the Lender (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Lender or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Lender or such officer or be answerable in any way for the misapplication thereof.

12.      Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Termination Date has occurred, to the extent permitted by law, the Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, (a) any demand for payment of any of the Obligations made by the Lender may be rescinded by the Lender and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, (c) the Facility Agreement, the other Finance Documents and any other documents executed and delivered in connection therewith may, in accordance with Clause 31 of the Facility Agreement, be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Lender shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject hereto. When making any demand hereunder against the Pledgor, the Lender may, but shall be under no obligation to, make a similar demand on any other Person, and any failure by the Lender to make any such demand or to collect any payments from any other Person or any release of the Pledgor or any other Person shall not relieve the Pledgor in respect of which a demand or collection is not made or the Pledgor not so released of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Lender against the Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.      Continuing Security Interest; Assignments Under the Facility Agreement; Release.

(a)      This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Lender and its successors, endorsees, transferees and assigns permitted under the Facility Agreement until the date on which all the Obligations under the Finance Documents (other than, in each case, any contingent obligations in respect of which a claim has not yet been made) shall have been paid, the Commitments shall have been terminated (such date, the “Termination Date”).

(b)      In connection with any termination or release pursuant to the foregoing Section 13(a), the Lender shall execute and deliver to the Pledgor or authorize the filing of, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or representation or warranty by the Lender.

14.      Reinstatement. Notwithstanding anything to the contrary contained herein, the Pledgor further agrees that, if any payment made by any Obligor or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Lender to such Obligor, its estate, trustee, receiver or any other Person, including the Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of the Pledgor in respect of the amount of such payment.

15.      Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Clause 27 of the Facility Agreement.

16.      Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to be originals and shall constitute one and the same instrument.

17.      Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.      Integration. This Pledge Agreement and the other Finance Documents represent the agreement of the Pledgor and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgor or the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Finance Documents.

19.      Amendments in Writing; No Waiver; Cumulative Remedies.

(a)      None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Clause 31 of the Facility Agreement.

(b)      The Lender shall not by any act (except by a written instrument pursuant to Section 19(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Lender would otherwise have on any future occasion.

(c)      The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights, remedies, powers and privileges provided by law.

20.      Section Headings. Section headings used in this Pledge Agreement are for convenience of reference only and shall not affect the interpretation hereof.

21.      Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Lender and its successors and permitted assigns, except that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Lender or as otherwise permitted by the Facility Agreement. The Lender may assign, delegate, novate or otherwise transfer all or a portion of its rights and obligations under this Pledge Agreement and the Finance Documents to a bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) without the consent of the Pledgor.

22.      WAIVER OF JURY TRIAL. EACH PARTY HERETO, INCLUDING, WITHOUT LIMITATION, THE LENDER, BY ITS ACCEPTANCE OF THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS PLEDGE AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

23.      Submission to Jurisdiction; Waivers. Each of the Borrower and the Lender irrevocably and unconditionally:

(a)      submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement to the general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)      consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)      agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 15 or at such other address of which the Borrower or the Lender shall have been notified pursuant thereto;

(d)      agrees that nothing herein shall affect the right of any other party hereto to effect service of process in any other manner permitted by law; and

(e)      waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 23 any special, exemplary, punitive or consequential damages.

24.      GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

25.      Enforcement Expenses; Indemnification.

(a)      The Pledgor agrees to pay any and all documented out-of-pocket expenses (including all documented out-of-pocket fees and disbursements of counsel) that may be paid or incurred by the Lender in enforcing its rights under this Pledge Agreement, in each case in accordance with Clause 15 of the Facility Agreement.

(b)      The Pledgor agrees to pay, and to save the Lender harmless from, all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever related to the execution, delivery, enforcement, performance and administration of this Pledge Agreement.

(c)      Promptly upon written demand of Lender, the Pledgor shall pay to the Lender the amount of any Taxes that the Lender may be required to pay with respect to the Collateral by reason of the security interest granted herein or its enforcement (including but not limited to Taxes imposed on the Lender arising from the Pledgor failing to file and report any taxes, including with respect to (x) income earned with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any Lien thereon. For the avoidance of doubt, this Section 25(c) does not apply to Taxes imposed on the Lender in its capacity as beneficial owner of any assets formerly held as Collateral should the Lender acquire such assets from the Pledgor, except for such Taxes imposed in connection with the acquisition of such assets. The Pledgor shall indemnify and hold harmless the Lender with respect to any Taxes to which this Section 25(c) applies.

(d)      The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, the Pledgor (or the owner of the Pledgor) shall be treated as the owner of the Collateral for U.S. Federal and state tax purposes.

(e)      The agreements in this Section 25 shall survive repayment of the Obligations and all other amounts payable under the Facility Agreement and the other Finance Documents.

26.      Acknowledgments. Each party hereto hereby acknowledges that:

(a)      it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Finance Documents to which it is a party;

(b)      the Lender has no fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Pledge Agreement or any of the other Finance Documents, and the relationship between the Pledgor, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)      no joint venture is created hereby or by the other Finance Documents or otherwise exists by virtue of the transactions contemplated hereby between the Pledgor, on the one hand, and the Lender, on the other hand.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

PLEDGOR:

GENTAO CAPITAL LIMITED

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Pledge Agreement]

LENDER:

BOLD ALLY (CAYMAN) lIMITED

By:	/s/ Isatou Smith
	Name:	Isatou Smith
	Title:	Authorised Signatory